EXHIBIT 10.4

HSBC

21-May-2013

Our Ref: IPH/CMB/LJF/aas

PRIVATE & CONFIDENTIAL

Tor Minerals (M) Sdn Bhd
4 1/2 Miles, Lahat Road
30200 Ipoh, Perak

Dear Sirs

Banking Facilities
Customer No:  383-136280

We have completed our review of your existing Facilities and are pleased to advise you that we agree to continue providing the Facilities for a further period subject to all the terms and conditions contained in the prior documentation.

The Facilities are subject to review at any time, in any event by April 2014.

The Facilities are subject always to the Bank's customary overriding right of suspension, withdrawal and repayment on demand. The Terms and Conditions may also allow the Bank to cease providing the Facilities to you.

Please send us two signed/certified copies of your next set of audited account or where they are out of date (more than 6 months), updated management accounts are to be submitted before the review date mentioned above. Kindly also note to submit the next set of audited accounts of your holding company, TOR Minerals International before that date.

The continuation of the Facilities are also subject to satisfactory conduct of your current accounts in accordance with guidelines issued by Bank Negara Malaysia and/or policies of the Bank or other financial institutions you have current accounts with from time to time. If there is any breach which may subject any of your current accounts (be it with the Bank or other financial institution) to closure, the Bank shall have the right to recall the Facilities. This is notwithstanding that your current account(s) with the Bank whether held solely or jointly with others are conducted satisfactorily.

The Bank may rely on information furnished by the Credit Bureau established by Bank Negara Malaysia for information whether any of your current accounts have become liable to closure. Reliance by the Bank on such information shall not subject it to any liability to you or other parties should there be inaccuracy in such information unknown to the Bank.

We are pleased to be of assistance to you and look forward to the development of a mutually beneficial and lasting banking relationship. Should you have any query, please do not hesitate to contact our Mr Lim Jit Foo at telephone no. 05-2083846.

Yours faithfully,

LIM JIT FOO
Lim Jit Foo
Relationship Manager
Ipoh

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HSBC Bank Malaysia Berhad
(Company number 127776-11
138, .lalan Sultan Yussuf, 30000 lpoh, Perak.
Tel 05-241 1022  Fax  05-255 4125